Exhibit 10

MICHAEL PETROVIC, MPCO HOLDINGS INC.,
GEORGE SHAHNAZARIAN, GSHAH INC.,
ARMEN JEKNAVORIAN, JORJEK HOLDINGS INC., AND MARVIN WIGHT

as Vendors

and

SIMPSON STRONG-TIE CANADA, LIMITED

as Purchaser

MGA GROUP
SHARE PURCHASE AGREEMENT

May 9, 2003

i

ARTICLE 12
MISCELLANEOUS

Section 12.1	Notices.
Section 12.2	Time of the Essence.
Section 12.3	Brokers.
Section 12.4	Announcements.
Section 12.5	Third Party Beneficiaries.
Section 12.6	Joint and Several Liability
Section 12.7	Expenses.
Section 12.8	Amendments.
Section 12.9	Waiver.
Section 12.10	Non-Merger.
Section 12.11	Entire Agreement.
Section 12.12	Successors and Assigns.
Section 12.13	Severability.
Section 12.14	Governing Law.
Section 12.15	Counterparts.

SCHEDULES

Schedule A	MGA Group Financial Statements
Schedule B (Part 1)	Leased Properties
Schedule B (Part 2)	Description of Leases
Schedule B (Part 3)	Lease Exceptions
Schedule C (Part 1)	Machinery, Equipment etc.
Schedule C (Part 2)	Vehicles etc.
Schedule D	Employee Plans
Schedule E	Excluded Assets
Schedule F (Part 1)	Certain Intellectual Property
Schedule F (Part 2)	Exceptions to Full Intellectual Property Rights
Schedule F (Part 3)	Required Intellectual Property Updates
Schedule G	Permitted Liens
Schedule H	Required Consents
Schedule I	Escrow Agent; Escrow Terms
Schedule J	GAAP Exceptions Regarding Closing Balance Sheet
Schedule K	Extra-Provincial Registrations of Corporations
Schedule L	Exceptions as to Validity of Agreement
Schedule M	Required Filings, etc.
Schedule N	Exceptions to Ordinary Course
Schedule O	Material Authorizations
Schedule P	Material Contracts
Schedule Q (Part 1)	List of Insurance Policies

Schedule Q (Part 2)	Insurance Claims (Past 5 Years)
Schedule R	MGA Inventory Policies, Practices and Procedures
Schedule S	Bank Account Information and Powers of Attorney
Schedule T (Part 1)	Environmental Exceptions
Schedule T (Part 2)	List of Environmental Reports etc.
Schedule U (Part 1)	List of Employees
Schedule U (Part 2)	Employee Exceptions
Schedule V	Litigation Matters
Schedule W	MGA 20 Largest Customers and Suppliers
Schedule X	Allocation of Purchase Price and Split Among Vendors
Schedule Y	List of Shareholdings of the Corporations
Schedule AA	Form of Kingston Street Lease
Schedule BB	Form of Non-Competition Agreement
Schedule CC (Part 1)	Form of Opinion – Solicitors for Vendors and Corporation
Schedule CC (Part 2)	Form of Opinion – Solicitors for the Purchaser
Schedule DD	Form of Non-Disturbance Agreement
Schedule EE	Form of Release
Schedule FF	Form of Consulting Agreement

MGA GROUP
SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated the 9th day of April, 2003 between MICHAEL PETROVIC, of the Town of Port Moody, in the Province of British Columbia (“Petrovic”), MPCO HOLDINGS INC., a Canadian corporation (“MPCo”), GEORGE SHAHNAZARIAN, of the City of Burnaby, in the Province of British Columbia (“Shahnazarian”), GSHAH INC., a Canadian corporation (“GSCo”), ARMEN JEKNAVORIAN, of the Town of Port Moody in the Province of British Columbia (“Jeknavorian”), JORJEK HOLDINGS INC., a Canadian corporation (“AJCo”) and MARVIN WIGHT, of the City of Markham, in the Province of Ontario (“Wight”) (such parties hereinafter collectively called, the “Vendors”) and SIMPSON STRONG-TIE CANADA, LIMITED, a Canadian corporation (the “Purchaser”).

WHEREAS:

A.                                   The Vendors carry on the manufacture and distribution of connectors for the construction industry and retail sales through MGA Construction Hardware & Steel Fabricating Limited (“MGA Construction”) and MGA Connectors Ltd. (“MGA Connectors”);

B.                                     The Vendors own all the issued and outstanding shares of MGA Construction and MGA Connectors as outlined in Schedule Y hereto; and

C.                                     The Vendors desire to sell and the Purchaser desires to purchase all the issued and outstanding shares of each of MGA Construction and MGA Connectors upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the premises and the mutual agreements herein and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                                   Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Accounts Receivable” means all accounts receivable, notes receivable and other debts due or accruing due to the Corporations.

“Affiliate”  (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means this share purchase agreement and all schedules and instruments in amendment or confirmation of it; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement, except as otherwise stated.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement.

“Assets” means all property and assets of each of the Corporations of every nature and kind and wheresoever situate, including (i) the leasehold interest of each of the Corporations in and to the Leased Properties, and the buildings and fixtures located thereon, (ii) all machinery, equipment, furniture, accessories and supplies of all kinds, including those described in Schedule C (Part 1) hereto, (iii) all trucks, cars and other vehicles, including those described in Schedule C (Part 2) hereto, (iv) all Inventories, (v) all Accounts Receivable and the full benefit of all security for the Accounts Receivable, (vi) all prepaid expenses, (vii)  the Intellectual Property, (viii) the Contracts and the Leases, (ix) the Books and Records and (x) the Corporate Records.

“Authorization” means, with respect to any Person, any order, permit, approval, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Best Efforts” means the efforts that a prudent Person who desires to complete the transaction would use in similar circumstances to ensure that a closing occurs as expeditiously as possible without the necessity of assuming any material obligations or paying any material amounts to an unrelated third party.

“Books and Records” means all Corporate Records, books of account, tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports and all other documents, files, correspondence and other information of either or both of the Corporations (whether in written, printed, electronic or computer printout form).

“Business” means the business of designing, developing, manufacturing, marketing, distributing and/or selling wood-to-wood and concrete-to-wood connectors, such as concrete anchors, hangers, holddowns, braces and other products, as shown in the Corporations’ catalogues and other sales literature or as are the subject of research and development by the Corporations in connection with its own products and products of third parties.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Toronto, Ontario.

“Closing Balance Sheet” has the meaning specified in Section 2.5(5).

“Closing” means the completion of the transaction of purchase and sale contemplated in this Agreement.

“Closing Date” means Tuesday, May 20, 2003, or such earlier or later date as the Parties may agree in writing; provided that the Closing shall be deemed to occur at the close of business on the Closing Date.

“Confidentiality Agreement” means the agreement dated January 19, 2002, as amended and supplemented by agreement dated March 27, 2003, between Simpson Strong-Tie Company, Inc. and MGA Construction relating to the transactions contemplated hereby.

“Confidential Information” means the information that the Purchaser is required to keep confidential pursuant to Section 5.2(3).

“Consent” means the consent of a contracting party to a change in control of either of the Corporations as required by the terms of any Contract.

“Contracts” means all agreements to which either of the Corporations is a party, including all contracts, leases of personal property and commitments of any nature, written or oral, including (i) unfilled purchase orders received by either of the Corporations, (ii) forward commitments by either of the Corporations for supplies or materials entered into the Ordinary Course, (iii) restrictive agreements and negative covenant agreements which either of the Corporations has with its employees, past or present, and (iv) the Material Contracts.

“Corporations” means collectively, MGA Construction and MGA Connectors.

“Corporate Records” means the corporate records of each of the Corporations, including (i) all constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees), and (iii) the share certificate books, securities register, register of transfers and register of directors.

“Damages” has the meaning specified in Section 9.1.

“Deposit” has the meaning specified in Section 2.3(1).

“Dispute” has the meaning specified in Section 11.1.

“Draft Closing Balance Sheet” has the meaning specified in Section 2.5(1).

“Employee Plans” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former employees, consultants, officers or directors of either of the Corporations maintained, sponsored or funded by either of the Corporations, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, including those listed in Schedule D hereto.

“Environmental Laws” means all Laws of and applicable agreements with Governmental Entities and all other statutory requirements relating to public health or the protection of the environment and all Authorizations issued pursuant to such Laws, agreements or statutory requirements.

“Excluded Assets” means those assets of the Corporations set forth in Schedule E hereto.

“GAAP” means, at any time, accounting principles generally accepted in Canada, including those set out in the handbook of the Canadian Institute of Chartered Accountants, at the relevant time, applied on a consistent basis.

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indemnification Properties” has the meaning specified in Section 3.2(gg)(i).

“Intellectual Property” means:  (i) all domestic and foreign patents and applications therefor and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, propriety information, know-how, technology, technical data, schematics and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all designs and any registrations and applications therefor; (vi) all trade names, corporate names, domain names, website names and world wide web addresses, trade dress, logos, common law trademarks, trademark registrations and applications therefor; (vii) all software (both source code and object code form) and any proprietary rights in such software, including documentation and other materials related thereto: (viii) all income, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including, damages and payments for past or future infringements or misappropriations thereof; and (ix) all rights to sue for past, present and future infringements or misappropriations of any of the foregoing, including the intellectual property described in Schedule F (Part 1) hereto, in each case, owned or used by either of the Corporations.

“Interim Period” means the period between the close of business on this date and the Closing.

“Inventory” means the stock in trade of finished and unfinished goods, raw materials and work in progress and all packaging, supplies and spare parts owned, maintained, held or stored by or for either of the Corporations for the purposes of the Business.

“Kingston Street Lease” means the lease by MGA Construction of the premises at 11442 and 11476 Kingston Street, Maple Ridge, British Columbia, substantially on the terms and conditions set forth in the form of lease set forth in Schedule AA hereto.

“Laws” means any and all applicable laws, including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used.

“Leased Properties” means the lands and premises listed and described in Schedule B (Part 1) hereto by reference to their municipal address and proper legal description, including the Kingston Street Lease.

“Leases” means the leases of the Leased Properties described in Schedule B (Part 2) hereto, including the Kingston Street Lease, which Schedule sets forth in respect of each Lease, a description of the leased premises, the term of the Lease, the rental payments under the Lease, any rights of renewal and the term thereof, and any restrictions on assignment.

“Letter of Intent” means the letter agreement dated February 21, 2003 (amended by letter dated April 21, 2003), setting forth certain non-binding understandings and certain binding agreements between the Purchaser and certain of the Vendors with respect to the Purchaser’s possible acquisition of the Purchased Shares.

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

“Material Authorizations” has the meaning specified in Section 3.2(n).

“Material Contracts” has the meaning specified in Section 3.2(u).

“MGA Connectors” means MGA Connectors Ltd., a Canadian federal corporation with its registered office at Suite 200, 4603 Kingsway, Burnaby, British Columbia, V5H 4M4, British Columbia.

“MGA Construction” means MGA Construction Hardware & Steel Fabricating Limited, a Canadian federal corporation with its registered office at Suite 200, 4603 Kingsway, Burnaby, British Columbia, V5H 4M4, British Columbia.

“MGA Group Financial Statements” means the audited combined financial statements of the Corporations as at December 31, 2002, attached as Schedule A hereto.

“MWCo” means 528211 Ontario Inc., operating as Marjack Consulting, a corporation owned by Marvin Wight.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent in nature, scope and magnitude with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Parties” means each of the Vendors and the Purchaser, and any other Person who may become a party to this Agreement.

“Permitted Liens” means (i) Liens for taxes, assessments or governmental charges or levies on property not yet due, (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use or marketability of any real property, and (iii) Liens listed and described in Schedule G hereto but only to the extent such Liens conform to their description in  the said Schedule G.

“Person” means a natural person, partnership, limited liability partnership, limited liability company, corporation, co-operative, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Public Statement” has the meaning specified in Section 12.4.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchased Shares” has the meaning specified in Section 2.1.

“Purchaser” means Simpson Strong-Tie Canada, Limited, a Canadian federal corporation with its registered office at  5300 Commerce Court West, Toronto, Ontario M5L 1B9.

“Purchaser’s Indemnified Persons” has the meaning specified in Section 9.1.

“Required Consents” means those Consents and Authorizations listed and described in Schedule H hereto.

“Vendors” means collectively, Michael Petrovic, MPCo, George Shahnazarian, GSCo, Armen Jeknavorian, AJCo and Marvin Wight.

“Working Capital” has the meaning specified in Section 2.5(7).

Section 1.2                                   Gender and Number.

Any reference in this Agreement or any Ancillary Agreement to gender includes all genders, and words importing the singular number only shall include the plural and vice versa.

Section 1.3                                   Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4                                   Currency.

All references in this Agreement or any Ancillary Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

Section 1.5                                   Certain Phrases, etc.

In this Agreement, save where the context otherwise requires:

(a)                                  a reference to this Agreement  or another instrument includes any variation or replacement of either of them;

(b)                                 reference to a statutory provision includes reference to (i) any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made); and (ii) any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement, except to the extent that any modification, amendment, consolidation, re-enactment or replacement made after the date of this Agreement would increase the liability of any of the Parties;

(c)                                  references to writing  shall include any modes of reproducing words in a legible and non-transitory form;

(d)                                 words “including” and “includes” mean “including (or includes) without limitation”;

(e)                                  the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and

(f)                                    in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6                                   Knowledge.

Where any representation or warranty in this Agreement or any Ancillary Agreement is expressly qualified by reference to the best knowledge of the Vendors, it shall be deemed to refer to the knowledge of each of the Vendors, the

Corporations and the Corporations respective officers.  Each of the Vendors confirms that he has made due and diligent inquiry of all appropriate Persons as to the matters that are the subjects of the representations and warranties (but due and diligent enquiry as provided herein shall not obligate the Vendors to contact third parties other than officers, employees or consultants of the Corporations).

Section 1.7                                   Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

Section 1.8                                   Incorporation of Schedules.

The Schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it (such Schedules being listed on pages (iii) and (iv) of the Table of Contents hereto).

ARTICLE 2
PURCHASED SHARES AND PURCHASE PRICE

Section 2.1                                   Purchase and Sale.

Subject to the terms and conditions of this Agreement, the Vendors agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendors on the Closing Date, all (but not less than all) of the issued and outstanding shares in the capital of each of the Corporations (collectively, and as more particularly described in Schedule Y hereto, the “Purchased Shares”).

Section 2.2                                   Purchase Price.

The purchase price (the “Purchase Price”) payable by the Purchaser to the Vendors for the Purchased Shares and the Non-Competition Agreement covenants shall be THIRTEEN MILLION, FIVE HUNDRED THOUSAND DOLLARS ($13,500,000), subject to adjustment in accordance with Section 2.5.

Section 2.3                                   Deposit.

(1)                                  The Vendors acknowledge that, contemporaneously with the execution of the Letter of Intent, a deposit (the “Deposit”) of $100,000 was made by the Purchaser to its solicitors.  The Parties agree that the Deposit shall continue to be invested pending Closing in an interest-bearing account, certificate of deposit or other similar instruments or accounts of any Canadian Schedule A bank.

(2)                                  Upon satisfaction or waiver of the conditions precedent to the Closing in Article 6, the Deposit, together with all accrued interest thereon, will be applied on Closing in satisfaction of an equivalent amount of the Purchase Price.  If the Closing does not occur for any reason, other than a default by the

Purchaser in the performance of its obligations under this Agreement, the Parties agree that the full amount of the Deposit, together with all accrued interest thereon, shall be returned to the Purchaser.

(3)                                  If the Closing does not occur because of a default by the Purchaser in the performance of its obligations under this Agreement, the Parties agree that the full amount of the Deposit, together with all accrued interest thereon, shall be paid over to the Vendors as liquidated damages (and not as a penalty) to compensate them for the expenses incurred and opportunities foregone as a result of such default.

Section 2.4                                   Payment of the Purchase Price.

At the Closing, the Purchaser shall pay the Purchase Price, before any adjustments, as follows:

(a)                                  as to the amount of the Deposit (plus all accrued interest thereon) by application of the Deposit (plus accrued interest thereon);

(b)                                 as to $2,450,000 by certified cheque, bank draft or wire transfer payable to or to the order of the Vendors’ solicitors, in trust to be held by the escrow agent designated in Schedule I hereto and pursuant to the terms and conditions set forth in the said Schedule I; and

(c)                                  as to the balance by Purchaser’s cheque or by bank draft of immediately available funds to the order of the Vendors (or as they may otherwise direct) or by wire transfer to the Vendors (or as they may otherwise direct) pursuant to wire transfer instructions provided in writing by the Vendors to the Purchaser at least five Business Days prior to Closing.

It is understood and agreed that the Purchase Price, and any related adjustments in accordance with Section 2.5 or otherwise, shall be allocated and paid to the Vendors as outlined in Schedule X hereto.

Section 2.5                                   Adjustment of Purchase Price.

(1)                                  Within 60 Business Days following the Closing Date (or such other date as is mutually agreed to by the Vendors and the Purchaser in writing), the Purchaser will cause its accountants, to prepare and deliver to the Vendors a draft combined closing balance sheet (the “Draft Closing Balance Sheet”) of the Corporations prepared as of the close of business on the Closing Date.  The Draft Closing Balance Sheet is to be prepared in accordance with GAAP applied on a basis consistent with the preparation of the MGA Group Financial Statements, except as otherwise provided in Schedule J hereto.

(2)                                  Within 20 Business Days following receipt of the Draft Closing Balance Sheet, the Vendors shall cause their accountants to review the Draft Closing Balance Sheet and shall notify the Purchaser in writing if they have any objections to the Draft Closing Balance Sheet.  The notice of objection must contain a statement of the basis of each of the Vendors’ objections and each amount in dispute.  The Purchaser shall provide access, upon every reasonable request, to the Vendors and their accountants to all work papers of the Purchaser’s accountants, accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Balance Sheet.  The Vendors shall be deemed to have accepted the Draft Closing Balance Sheet if they do not notify the Purchaser of their objection within the said period of 20 Business Days.

(3)                                  If the Vendors dispute the Draft Closing Balance Sheet, the Parties will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of 10 Business Days after the date of notification by the Vendors to the Purchaser of such dispute, failing which the dispute shall be submitted for determination to an independent national firm of chartered accountants mutually agreed to by the Purchaser and the Vendors (and failing such agreement within a further period of 5 Business days, such independent national firm of chartered accountants shall be KPMG).  The determination of such firm of chartered accountants shall be final and binding upon the Parties and shall not be subject to appeal, absent manifest error.  Such firm of chartered accountants shall be deemed to be acting as experts and not as arbitrators.

(4)                                  The Vendors and the Purchaser shall each bear the fees and expenses of their respective accountants in preparing or reviewing, as the case may be, the Draft Closing Balance Sheet.  In the case of a dispute and the retention of a national firm of chartered accountants to determine such dispute, the costs and expenses of such third firm of chartered accountants shall be borne as to one-half by the Vendors and as to one-half by the Purchaser.  However, the Vendors and the Purchaser shall each bear their own costs in presenting their respective cases to the third firm of chartered accountants.

(5)                                  Immediately following the  20 Business Day period referred to in Section 2.5(2), or the resolution of any dispute in accordance with the foregoing, as the case may be, the Purchaser shall deliver to the Vendors the final closing balance sheet (the “Closing Balance Sheet”).  Such Closing Balance Sheet shall be final and binding upon the Parties and shall not be subject to appeal, absent manifest error.

(6)                                  Within 3 Business Days after receipt of the Closing Balance Sheet, either the Purchaser shall pay to the Vendors in the manner described in Section 2.4(c),

the amount by which the Working Capital as determined from the Closing Balance Sheet exceeds $1,296,000, or the Vendors shall pay to the Purchaser by certified cheque, bank draft or wire transfer in immediately available funds, the amount by which $1,296,000 exceeds the Working Capital as determined from the Closing Balance Sheet, as the case may be.  The determination and adjustment of the Purchase Price in accordance with the provisions of this Section 2.5 shall not limit or affect any other rights or causes of action either the Purchaser or the Vendors may have with respect to the representations, warranties, covenants and indemnities in its or their favour in this Agreement; provided that, it is understood and agreed that any claim regarding a representation, warranty, covenant or indemnity will be reduced by any adjustment reflected on the Closing Balance Sheet that has been made directly relating to the said representation, warranty, covenant or indemnity claim.

(7)                                  For purposes of this Section 2.5, “Working Capital” as determined from any balance sheet, means the amount by which the aggregate book value of all the current assets of the Corporations as shown on such balance sheet (excluding accounts receivable that have been outstanding more than 90 days, other than accounts receivables for which there is insurance or specific payment terms negotiated with the debtor) exceeds all of the liabilities (except for deferred taxes) of the Corporations as shown on such balance sheet.

(8)                                  Each of (i) the Vendors and (ii) the Purchaser represent and warrant to the other that KPMG is an independent auditor in relation to it, and that KPMG has not provided any services to it during the three-year period ending on the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDORS

Section 3.1                                   Representations and Warranties of the Vendors.

The Vendors, on a joint and several basis (save for the representations and warranties in Sections 3.2 (a-1), 3.2(a-2), 3.2(a-3), 3.2(f) and 3.2(g), which are several) represent and warrant as follows to the Purchaser and acknowledge and confirm that the Purchaser is relying upon the representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

Section 3.2                                   Corporate Matters.

(a)                                  Incorporation and Qualification.  Each of the Corporations is a corporation duly incorporated, organized and existing and in good standing under the laws of Canada, and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under each of the Ancillary Agreements to which it is a party.  Each Corporation is duly qualified, licensed or registered to carry on business in the jurisdictions listed in Schedule K hereto.  The jurisdictions listed in the said Schedule K include all jurisdictions in which the nature of the Assets or the Business makes such qualification necessary or where either of the Corporations owns or leases any material Assets or conducts any material business.

(a-1)                        Incorporation and Qualification.  MPCo is a corporation duly incorporated, organized and existing and in good standing under the laws of Canada, and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under the Agreement and each of the Ancillary Agreements to which it is a party.

(a-2)                        Incorporation and Qualification.  GSCo is a corporation duly incorporated, organized and existing and in good standing under the laws of Canada, and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under the Agreement and each of the Ancillary Agreements to which it is a party.

(a-3)                        Incorporation and Qualification.  AJCo is a corporation duly incorporated, organized and existing and in good standing under the laws of Canada, and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under the Agreement and each of the Ancillary Agreements to which it is a party.

(b)                                 Validity of Agreement.  Except as disclosed in Schedule L hereto, the execution, delivery and performance by the Vendors of this Agreement and each of the Ancillary Agreements to which any of them is a party:

(i)                                     have been duly authorized by all necessary action on the part of the Vendors;

(ii)                                  do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of the constating documents or by-laws of either of the Corporations or any Contracts or other instruments to which any of the Vendors or either of the Corporations is a party, or pursuant to which any of its assets or property may be affected;

(iii)                               will not result in a breach of, or cause the termination or revocation of, any Authorization held by any of the Vendors or either of the Corporations, or necessary to the ownership of the Purchased Shares or the operation of the Business; and

(iv)                              will not result in the violation of any Law.

(c)                                  Required Filings, etc.  There is no requirement to make any filing with, give any notice to, or obtain any authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and authorizations described in Schedule M hereto, or that relate solely to the identity of the Purchaser or the nature of the business carried on by the Purchaser.

(d)                                 Execution and Binding Obligation.  This Agreement and each of the Ancillary Agreements to which any of the Vendors is a party have been duly executed and delivered by the Vendors, and constitute legal, valid and binding obligations of the Vendors, enforceable against the Vendors in accordance with their respective terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)                                  Authorized and Issued Capital.  The authorized capital of MGA Construction consists of an unlimited number of Class A special shares and an unlimited amount of Class A common shares of which 300,000 Class A special shares and 3,000 Class A common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable.  The authorized capital of MGA Connectors consists of an unlimited number of Class A common shares and an unlimited number of Class B common shares, of which only 300 Class A common shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable.  All of the Purchased Shares have been issued in compliance with all applicable Laws, including applicable securities laws.

(f)                                    No Other Agreements to Purchase.  Except for the Purchaser’s right under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from any of the Vendors of any of the Purchased Shares, or (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of either of the Corporations.

(g)                                 Title to Purchased Shares.  Subject only to this Agreement, the Purchased Shares are owned by the Vendors as the registered and beneficial owner with a good title, free and clear of all Liens, other than those restrictions on transfer, if any, in the articles of the Corporations. Upon completion of the transaction contemplated by this Agreement, the Purchaser will have good and valid title, of record and beneficial, to the Purchased Shares, free and clear of all Liens; other than (i) those restrictions on transfer, if any, in the articles of the Corporations, and (ii) Liens granted by the Purchaser.

(h)                                 Dividends and Distributions.  Since December 31, 2002, neither of the Corporations has, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class (other than those specifically disclosed to the Purchaser in a Memo from Cummings, Cooper, Schusheim and Berliner dated April 15, 2003 and those distributions set forth in Section 5.11) and neither of the Corporations has, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(i)                                     Corporate Records.  The Corporate Records are complete and accurate and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all Laws and with the articles and by-laws of either of the Corporations, as the case may be.  Without limiting the generality of the foregoing (i) the minute books contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held, (ii) the minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed, (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid, and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be.  Neither of the Corporations has been subject to, or affected by, any unanimous shareholders agreement;

(j)                                     Residence of the Vendors.  None of the Vendors is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(k)                                  Conduct of Business in Ordinary Course.  Except as disclosed in Schedule N hereto, since December 31, 2002, the Business has been carried on in the Ordinary Course.  Without limiting the generality of the foregoing, neither of the Corporations has:

(i)                                     sold, transferred or otherwise disposed of any Assets, except for (i) Assets which are obsolete and which individually or in the aggregate do not exceed $50,000, or (ii) Inventory sold in the Ordinary Course;

(ii)                                  made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $50,000;

(iii)                               discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeded $50,000;

(iv)                              increased its indebtedness for borrowed money or made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligation of any Person;

(v)                                 made any bonus or profit sharing distribution or similar payment of any kind, except (i) as may be required by the terms of a Material Contract, (ii) as provided for in the MGA Group Financial Statements;

(vi)                              granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee of either of the Corporations, except as may be required by the terms of a Material Contract;

(vii)                           terminated any officer or other senior employee;

(viii)                        written off as uncollectible any Accounts Receivable which, individually or in the aggregate, are material to either of the Corporations or is in excess of $50,000;

(ix)                                suffered any extraordinary loss, whether or not covered by insurance;

(x)                                   suffered any material shortage or any cessation or interruption of Inventory shipments, supplies or ordinary services;

(xi)                                cancelled or waived any material claims or rights;

(xii)                             compromised or settled any litigation, proceeding or other governmental action relating to the Assets, the Business or either of the Corporations;

(xiii)                          cancelled or reduced any insurance coverage; or

(xiv)                         authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

In addition, neither of the Corporations has (i) made or agreed to make, any change in any method of accounting or auditing practice, or (ii) amended or approved any amendment to its constating documents, by-laws or capital structure.

(l)                                     No Material Adverse Change.  Since December 31, 2002, there has not been any material adverse change in the affairs, prospects, operations or condition of either of the Corporations, the Assets or the Business and, to the best knowledge of the Vendors, no event has occurred or circumstance exists which may result in such a material adverse change (other than changes affecting businesses generally or general economic conditions affecting industry generally).

(m)                               Compliance with Laws.  Each of the Corporations is conducting and has always conducted the Business, and any past business, in compliance with all Laws.

(n)                                 Authorizations.  Each of the Corporations owns, holds, possesses or lawfully uses in the operation of the Business, all Authorizations which are, in any manner, necessary for it to conduct the Business as presently or previously conducted or for the ownership and use of the Assets in compliance with all Laws.  All Authorizations material to each of the Corporations or the Business are listed in Schedule O hereto (the “Material Authorizations”).  Each Authorization is valid, subsisting and in good standing, neither of the Corporations is in default or breach of any Authorization and no proceeding is pending or, to the best knowledge of the Vendors, threatened to revoke or limit any Authorization.  All Authorizations are renewable by their terms or in the ordinary course of business without the need for either of the Corporations to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.  None of the Vendors, nor any person related to any of the Vendors, owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which either of the

Corporations owns, possesses or uses in the operation of the Business, as now or previously conducted.

(o)                                 Sufficiency of Assets.  The Business is the only business operation carried on by the Corporations and the Assets include all rights and property necessary to the conduct of the Business after the Closing substantially in the same manner as it was conducted prior to the Closing.  With the exception of Inventory in transit, all of the Assets are situate at the Leased Properties.

(p)                                 Title to the Assets.  The Corporations own (with good title) all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that they purport to own, including all the properties and assets reflected as being owned by the Corporations in their financial Books and Records.  The Corporations have legal and beneficial ownership of the Assets free and clear of all Liens, except for Permitted Liens.

(q)                                 No Options, etc.  No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from either of the Corporations of any of the Assets, other than pursuant to purchase orders for Inventory sold in the Ordinary Course.

(r)                                    Condition of Tangible Assets.  The buildings, plants, structures, equipment and other tangible property owned or leased by either of the Corporations are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put.  None of such buildings, plants, structures, equipment or other property are in need of maintenance or repairs, except for ordinary routine maintenance and repairs that are not material in nature or cost, and except for machinery and equipment safety changes set out in the Workers Compensation Board report Number 2001128680233.

(s)                                  Leased Property.  Neither of the Corporations is the lessee of, or subject to any agreement or option to own or lease, any real property or any interest in any real property, other than the Leased Properties.  All of the buildings and fixtures on the Leased Properties were constructed in accordance with all Laws and the Corporations have adequate rights of ingress and egress into the Leased Properties for the operation of the Business in the Ordinary Course.  None of the Leased Properties or the buildings and fixtures thereon, nor their use, operation or maintenance for the purpose of carrying on the Business, violates any restrictive covenant or any provision of any Law or encroaches on any property owned by any other Person.  No condemnation or expropriation proceeding is pending or, to the best knowledge of the Vendors, threatened which would preclude or impair the use of any of the Leased Properties for the purposes for which they are currently used.  There are no outstanding work orders from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person and there are no matters under discussion with or by the Corporations relating to work orders.  Each of the Leased Properties is adequate and suitable for the purposes for which it is presently being used.

(t)                                    Leases.  Neither of the Corporations is a party to, or under any agreement to become a party to, any lease with respect to real property (whether written or oral), other than the Leases.  True, correct and complete copies of all written Leases and a full written description of all oral Leases have been provided to the Purchaser.  Each Lease is in good standing, creates a good and valid leasehold estate in the Leased Properties thereby demised and is in full force and effect without amendment, except as disclosed in Schedule B (Part 3) hereto.  With respect to each Lease (i) all rents and additional rents have been paid, (ii) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (iii) there exists no event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease, and (iv) to the best knowledge of the Vendors, all of the covenants to be performed by any party under the Lease have been fully performed.

(u)                                 Key Contracts.  Except for the Contracts described in Schedule P hereto (collectively, the “Material Contracts”), the Leases, the Employee Plans and the insurance policies set out in Schedule Q (Part I) hereto, neither of the Corporations is a party to or bound by:

(i)                                     any distributor, sales, advertising, agency or manufacturer’s representative Contract;

(ii)                                  any continuing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $50,000 over the life of the Contract;

(iii)                               any Contract that expires or may be renewed at the option of any Person other than the Corporations so as to expire more than one year after the date of this Agreement;

(iv)                              any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v)                                 any Contracts for capital expenditures in excess of $50,000, in the aggregate;

(vi)                              any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of either of the Corporations to engage in any line of business, compete with any other Person, operate the Assets at maximum production capacity or otherwise conduct the Business;

(vii)                           any Contract pursuant to which either of the Corporations is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(viii)                        any Contract with any Person with whom either of the Corporations or any of the Vendors does not deal at arm’s length within the meaning of the Income Tax Act (Canada);

(ix)                                any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

(x)                                   any Contract made out of the Ordinary Course.

(v)                                 No Breach of Material Contracts.  Each of the Corporations has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default of any Material Contract.  Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract.  True, correct and complete copies of all Material Contracts have been delivered to the Purchaser.

(w)                               No Breach of Other Contracts.  Except for certain acts of default or breach which, in the aggregate, are not material, neither of the Corporations has violated or breached, in any material respect, any of the terms or conditions of any Contract (other than the Material Contracts), and, to the best knowledge of the Vendors, except for certain failures to perform which, in the aggregate, are not material, all the covenants to be performed by any other party to such Contract have been fully performed, in all material respects;

(x)                                   Accounts Receivable.  All Accounts Receivable are bona fide, and, subject to an allowance for doubtful accounts that has been reflected on the books of the Corporations in accordance with GAAP and consistent with past practice, collectible without set-off or counterclaim.

(y)                                 Intellectual Property Rights.  All registered Intellectual Property and all material non-registered Intellectual Property used as a whole or in part in, or required for the carrying on of, the Business in the manner heretofore carried on are listed in Schedule F (Part 1) hereto and are owned by, or validly licensed to, one or both of the Corporations.  Except as otherwise disclosed in the Schedule F (Part 2) hereto, the Corporations (i)  have the exclusive right to use the Intellectual Property, (ii)  own of record the Intellectual Property, (iii) have not commenced or threatened to commence any suit, action or proceeding against any Person in connection with the use of the Intellectual Property, and (iv) have not conveyed, assigned or encumbered any of the Intellectual Property.  All registrations and filings necessary to preserve the rights of the Corporations in the Intellectual Property have been made and are in good standing.  To the best knowledge of the Vendors, the conduct of the Business does not infringe upon the intellectual property of any other Person.  The purchase and sale herein contemplated will not violate or breach the terms of any material Intellectual Property license to which the Corporations are a party, nor cause such licenses to be terminated or modified.  The Corporations are not obliged to pay royalties or any other compensation to any person or entity in respect of its ownership, use or license of any Intellectual Property owned by, used in, or necessary to conduct the Business.  The Corporations have taken all commercially reasonable steps (including measures to protect secrecy and confidentiality) to protect the right, title and interest of the Corporations in and to all the Intellectual Property used in whole or in part in, or required for the carrying on of, the Business.  All employees, agents, consultants and other representatives of the Corporations who have access to confidential or proprietary information of the

Corporations have a legal obligation of confidentiality to the Corporations with respect to such information.  There has been no public disclosure of know-how, trade secrets or any other type of proprietary information forming a part of the Intellectual Property owned by the Corporations that would adversely affect the ability of the Corporations to sustain valid rights to such Intellectual Property.  There has been no public disclosure, sale or offer for sale of any invention, forming a part of the Intellectual Property, nor has there been any disclosure, directly or indirectly, derived from the inventor(s) (such as a non-confidential publication or presentation by an inventor, employee, officer, director or other representative of each of the Corporations) that may affect the ability of the Corporations to obtain or sustain valid patent rights to such invention.  To the best of the knowledge of the Vendors, there is no publication, such as a patent, published or laid-open patent application, journal article, catalogue, promotion or specification, of another Person which may prevent the Corporations from obtaining or sustaining valid patent rights to any otherwise patentable Intellectual Property.  In relation to each patent application (in preparation or filed), or patent, for an invention within the Intellectual Property, neither the Corporations nor the Vendors are aware of any professional opinion, such as the opinion of a patent agency or patent attorney, whether preliminary in nature or in any other manner qualified, which advises that the chances of obtaining or sustaining valid patent rights to the invention are in any manner doubtful.

(z)                                   Inventories.  The Inventories of each of the Corporations do not include any material items, which are below standard quality or of a quality or quantity not usable or saleable in the Ordinary Course or which are held in quantities exceeding the quantities sold and delivered in the preceding twelve months other than Accubrace Inventory owned by MGA Construction.  The Inventory levels of each of the Corporations are sufficient for the continuation of the Business in the Ordinary Course.  All Inventories of each of the Corporations have been determined and valued in accordance with the policies, practices and procedures set forth on Schedule R hereto.

(aa)                            Subsidiaries.  Neither of the Corporations has any subsidiaries or holds any shares or other ownership, equity or proprietary interests in any other Person.

(bb)                          Books and Records.  All accounting and financial Books and Records have been fully, properly and accurately kept and completed in all material respects.  The Books and Records and other data and information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not available to the Corporations in the Ordinary Course.

(cc)                            Financial Statements.  The MGA Group Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years and present fairly:  (i) the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the Corporations as December 31, 2002 on a combined basis; and (ii) the sales and earnings of the Corporations, on a combined basis, during the period ended December 31, 2002.

(dd)                          Working Capital.  The amount of working capital of each of the Corporations is consistent with amounts held in accordance with its past practices and is sufficient for the purposes of operating the Business in its present form and at its present level of activity and for the purpose of fulfilling, in accordance with their respective terms, all purchase orders, projects and contractual obligations which have been placed with or undertaken by either of the Corporations.

(ee)                            No Liabilities.  Except as specifically and plainly disclosed in this Agreement or reflected or reserved against in the balance sheet forming part of the Audited Financial Statements, neither of the Corporations has any liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise), except for current liabilities incurred in the Ordinary Course since December 31, 2002.

(ff)                                Bank Accounts and Powers of Attorney.  Schedule S hereto sets forth a correct and complete list showing (i) the name of each bank in which either of the Corporations has an account or safe deposit box, the account number of each such account and the names of all Persons authorized to draw on the account or to have access to the safety deposit box, and (ii) the names of all Persons holding powers of attorney from either of the Corporations.  True and complete copies of the powers of attorney have been provided to the Purchaser.

(gg)                          Environmental Matters.  Except as set forth in Schedule T (Part 1) hereto:

(i)                                     none of the real properties currently or, to the best knowledge of the Vendors, formerly owned, leased or used by either of the Corporations or over which either of the Corporations has or had charge, management or control (such property, the “Indemnification Properties”) (i) has ever been used by any Person as a waste disposal site or as a licensed landfill, or (ii) has ever had asbestos, asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them;

(ii)                                  to the best knowledge of the Vendors, no properties adjacent to any of the Leased Properties are contaminated where such contamination could, if it migrated to a Leased Property, have a material adverse effect on the Leased Property;

(iii)                               to the best knowledge of the Vendors, neither of the Corporations has transported, removed or disposed of any waste to a location outside of Canada;

(iv)                              to the best knowledge of the Vendors, there are no contaminants located in the ground or in groundwater under any of the Leased Properties;

(v)                                 neither of the Corporations has been required by any Governmental Entity to (I) alter any of the Leased Properties in a material way to comply with Environmental Laws, or (II) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property;

(vi)                              the Assets are capable of, and are not restricted by any Authorization or Contract from, being operated at maximum daily and annual production capacity while remaining in compliance with Environmental Laws; and

(vii)                           each of the Corporations has in place environmental management policies which include a corporate environmental policy, an employee training program and a spill response plan and each of the Corporations is complying with all such policies.

Schedule T (Part 2) hereto lists all reports and documents relating to the environmental matters affecting either of the Corporations or any of the Leased Properties which are in the possession or under the control of the Vendors.  Copies of all such reports and documents have been provided to the Purchaser.  To the best knowledge of the Vendors, there are no other reports or documents relating to environmental matters affecting either of the Corporations or any of the Leased Properties which have not been made available to the Purchaser whether by reason of confidentiality restrictions or otherwise.

(hh)                          Employees.  Except as set forth in Schedule U (Part 2) hereto:

(i)                                     each of the Corporations is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours of work;

(ii)                                  neither of the Corporations has or is engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the best knowledge of the Vendors, threatened against either of the Corporations;

(iii)                               no collective bargaining agreement is currently in place or is being negotiated by either of the Corporations with respect to any employees of the Corporations.  No union representation question exists respecting the employees of either of the Corporations.  There is no labour strike, dispute, work slowdown or work stoppage pending or involving or, to the best knowledge of the Vendors, threatened against either of the Corporations.  No trade union has applied to have either of the Corporations declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Corporations carry on business; and

(iv)                              all amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits are reflected in the Books and Records.

Schedule U (Part 1) hereto contains a correct and complete list of all directors, officers, employees, independent contractors, consultants and agents of each of the Corporations, whether actively at work or not, their addresses, salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, ages, status as full-time or part-time employees and length of service.  No employee of either of the Corporations has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law.

(ii)                                  Employee Plans.

(i)                                     Schedule D hereto lists and describes all Employee Plans.  The Vendors have furnished to the Purchaser true, correct and complete copies of all the Employee Plans, as amended as of the date hereof, together with all related documentation, including funding and investment management agreements, summary plan descriptions, the most recent actuarial reports, financial statements and asset statements, all material opinions and memoranda (whether externally or internally prepared) and all material correspondence with all regulatory authorities or other relevant Persons.  No changes have occurred or are expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to the Purchaser pursuant to this provision.

(ii)                                  All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with their terms and all Laws, including all tax laws where same is required for preferential tax treatment.  No fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Employee Plan.

(iii)                               The Corporations may unilaterally amend or terminate, as a whole or in part, each Employee Plan and take contribution holidays under or withdraw surplus from each Employee Plan, subject only to approvals required by Laws.  To the best knowledge of the Vendors, no such Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any regulatory authority, or by any other party (other than routine claims for benefits), and there exists no state of facts which could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any such Employee Plan required to be registered.

(iv)                              All contributions or premiums required to be paid by either of the Corporations under the terms of each Employee Plan or by Laws have been made in a timely fashion in accordance with Laws and the terms of such Employee Plans.  Neither of the Corporations has any liability (other than liabilities accruing after the Closing Date) with respect to any such Employee Plans.  Contributions or premiums for the period up to the Closing Date will be paid by the Corporations prior to the

Closing Date even though not otherwise required to be paid until a later date.

(v)                                 No commitments to improve or otherwise amend any Employee Plan have been made, except as required by Laws.

(vi)                              There have been no improper withdrawals, applications or transfers of assets of any Employee Plan, and neither of the Corporations, nor any of their agents or delegates, has breached any fiduciary obligation with respect to the administration or investment of any such Employee Plan.

(vii)                           Each Employee Plan, which is a funded plan, will be fully funded as of the Closing Date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor.

(viii)                        None of the Employee Plans enjoys any special tax status under any Laws, nor has any advance tax ruling been sought or received in respect of any Employee Plan.

(ix)                                All employee data necessary to administer each Employee Plan has been provided by the Vendors to the Purchaser and are true and correct as of the date of this Agreement and the Vendors will notify the Purchaser of any changes thereto.

(x)                                   No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.  The level of insurance reserves under each such insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(xi)                                None of the Employee Plans (other than pension plans) provides benefits to retired employees or to the beneficiaries or dependants of retired employees.

(jj)                                  Insurance.  The Assets are insured against loss or damage by all insurable hazards or risks, on a basis set out in such policies.  Schedule Q (Part 1) hereto contains a list of insurance policies which are maintained by the Corporations setting out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage allowance, the expiration date, the annual premium and any pending claims. Neither of the Corporations is in default with respect to any of the provisions in the insurance policies, including the payment of any premiums thereunder, and has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.  There has not been any material adverse change in the relationship of either of the Corporations with its insurers, the availability of coverage, or in the premiums payable pursuant to the policies.  Schedule Q (Part 2) hereto is a list setting forth any and all material claims, with reasonable particulars, made under any policies of insurance maintained by or for the benefit of the Corporations over the past 5 calendar years.  Copies of all insurance policies of the Corporations and the most recent inspection reports received from insurance underwriters have been delivered to the Purchaser.

(kk)                            Litigation.  Except as described in Schedule V hereto, there are no actions, suits or proceedings, at law or in equity, by any Person (including the Corporations) nor any arbitration, administrative or other proceeding by or before (or, to the best knowledge of the Vendors, any investigation by) any Governmental Entity pending, or, to the best knowledge of the Vendors, threatened against or affecting the Corporations, the Business or any of the Assets, and none of the Vendors knows of any valid basis for any such action, suit, proceeding, arbitration or investigation by or against either of the Corporations.  Neither of the Corporations is subject to any judgment, order or decree entered in any lawsuit or proceeding nor has either of the Corporations settled any claim prior to being prosecuted in respect of it.  Except as disclosed in the said Schedule V, neither of the Corporations is the plaintiff or complainant in any action, suit or proceeding.

(ll)                                  Customers and Suppliers.  Schedule W hereto, is a true and correct list setting forth the twenty largest customers and the twenty largest suppliers of each of the Corporations by dollar amount as at December 31, 2002.  None of the Vendors has reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Corporations will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement, except to the extent caused by decisions or actions of the Purchaser;

(mm)                      Taxes.  Each of the Corporations has filed or caused to be filed, within the times and in the manner prescribed by Law, all federal, provincial, local and foreign tax returns and tax reports which are required to be filed by or with respect to the Corporations.  The information  in such returns and reports is correct and complete in all material respects and such returns and reports reflect accurately all liability for taxes of each of the Corporations for the periods covered thereby.  All federal, provincial, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) that are or may become payable by or due from either of the Corporations have been fully paid or fully disclosed and fully provided for in the Books and Records and the Financial Statements. The federal income tax liability of MGA Construction has been assessed for all fiscal years through its fiscal year ended on December 31, 2001 and for MGA Connectors for all fiscal year through its fiscal year ended on December 31, 2001.  There are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of tax or the filing of any tax return by, or any payment of any tax by either of the Corporations, no notice of assessment or reassessment has been received and, to the best knowledge of the Vendors, no examination of any tax return of either of the Corporations is currently in progress.  There are no claims, actions, suits or proceedings (or, to the best knowledge of the Vendors, any investigation) pending, or to the best knowledge of the Vendors, threatened against either of the Corporations relating to taxes and none of the Vendors knows of any valid basis for any such claim, action, suit, proceeding, investigation or discussion.  Each of the Corporations has withheld from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable Law.  Tax instalments for the period up to the Closing Date will be paid by each of the Corporations prior to such Closing Date even though not otherwise required to be paid until a later date.

(nn)                          Transportation Services.  Neither of the Corporations provides any trucking or transportation services to third parties.

(oo)                          Accubrace Inc.  Accubrace Inc. is a Canadian federal corporation incorporated on July 21, 1999.  Since incorporation it has not carried on any business, currently has no assets or liabilities and is inactive.  All rights to the Accubrace products and tooling, and the Accubrace name and trade mark belong to MGA Construction and not Accubrace Inc.

(pp)                          Full Disclosure.  Neither this Agreement nor any Ancillary Agreement to which any of the Vendors or either of the Corporations is a party (i) contains any untrue statement of a material fact in respect of any of the Vendors, the affairs, prospects, operations or condition of either of the Corporations, the Assets or the Business, or (ii) omits any statement of a material fact necessary in order to make the statements in respect of the Vendors, the affairs, prospects, operations or condition of either of the Corporations, the Assets or the Business herein or therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1                                   Representations and Warranties of the Purchaser.

The Purchaser represents and warrants as follows to the Vendors and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of the Purchased Shares:

(a)                                  Incorporation and Corporate Power.  The Purchaser is a corporation duly incorporated and existing and in good standing under the laws of Canada and has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.

(b)                                 Validity of Agreement.  The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party: (i) have been duly authorized by all necessary corporate action on the part of the Purchaser; (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected; and (iii) will not result in the violation of any Law.

(c)                                  Execution and Binding Obligation.  This Agreement and each of the Ancillary Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or other similar laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(d)                                 Litigation.  There are no actions, suits, proceedings or investigations pending before any court or Governmental Entity or before any arbitrator of any kind, or any order, injunction or decree outstanding, or, to the knowledge of the Purchaser, threatened, against the

Purchaser, or against or relating to its property, assets or business, that would materially and adversely affect the right, power or capacity of the Purchaser to enter into and perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

Section 5.1                                   Conduct of Business Prior to Closing.

(1)                                  During the Interim Period, the Vendors will cause each of the Corporations to conduct the Business in the Ordinary Course.

(2)                                  Without limiting the generality of Section 5.1(1), the Vendors will cause each of the Corporations to:

(a)                                  use its Best Efforts to preserve intact its current business organization,  keep available the services of its present employees and agents and maintain good relations with, and the goodwill of, its suppliers, customers, landlords, creditors, distributors and all other Persons having business relationships with it;

(b)                                 confer with the Purchaser concerning operational matters of a material nature;

(c)                                  use reasonable efforts, consistent with past practice, to retain possession and control of the Assets and preserve the confidentiality of any confidential or proprietary information of the Business;

(d)                                 conduct the Business in such a manner that, on the Closing Date, the representations and warranties of the Vendors in this Agreement shall be true, correct and complete as if such representations and warranties were made on and as of the Closing Date;

(e)                                  maintain in force the insurance policies that they now maintain, except to the extent that they may be replaced with equivalent policies appropriate to insure adequately the Business and Assets at the same rates or at rates approved by the Purchaser; and

(f)                                    otherwise periodically report to the Purchaser concerning the state of the Business.

Section 5.2                                   Purchaser’s Due Diligence.

(1)                                  The Vendors shall, and shall cause the Corporations to, (i) permit the Purchaser and its employees, agents, counsel, accountants or other representatives, between this date and the Closing, without undue interference to the ordinary conduct of the Business, to have reasonable access during normal business hours and upon reasonable notice to (w) the premises of each of the Corporations, (x) the Assets and, in particular to any information, including all Books and Records whether retained by the Vendors, either of the Corporations or otherwise, (y) all Contracts, and (z) the senior personnel of each of the Corporations, and (ii) furnish to the Purchaser or its employees, agents, counsel, accountants or other representatives, such financial and operating data and other information with respect to the Assets and the Corporations as the Purchaser shall from time to time reasonably request.

(2)                                  No investigations made by or on behalf of the Purchaser, whether under this Section 5.2 or any other provision of this Agreement or any Ancillary Agreement, shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement or any Ancillary Agreement.

(3)                                  The Vendors and the Purchaser acknowledge the execution and delivery of the Confidentiality Agreement, and each Party agrees to comply with such agreement in accordance with its terms.

Section 5.3                                   Actions to Satisfy Closing Conditions.

(1)                                  Each of the Vendors shall take all such actions as are within its or his power to control and each will use its or his Best Efforts to cause other actions to be taken which are not within its or his power to control, so as to ensure compliance with all of the conditions set forth in Section 6.1, including ensuring that during the Interim Period and at Closing, there is no breach of any of his representations and warranties.

(2)                                  The Purchaser shall take all such actions as are within its power to control and to use its Best Efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 6.2, including ensuring that during the Interim Period and at Closing, there is no breach of any of its representations and warranties.

Section 5.4                                   Transfer of the Purchased Shares.

Each of the Vendors shall take all necessary steps and corporate proceedings to permit good title to the Purchased Shares to be duly and validly transferred and assigned to the Purchaser at the Closing, free of all Liens other than the restrictions on transfer, if any, in the articles of the Corporations.

Section 5.5                                   Request for Consents.

Each of the Vendors will use its or his Best Efforts to obtain, prior to Closing, all Consents, including all Required Consents.  Such Consents shall be upon such terms as are acceptable to the Purchaser, acting reasonably.  The Purchaser will co-operate in obtaining such Consents.

Section 5.6                                   Filings and Authorizations.

Each of the Vendors and the Purchaser, as promptly as practicable after the execution of this Agreement, will (i) make, or cause to be made, all such filings and submissions under all Laws, as may be required to consummate the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement; (ii) to use its or his Best Efforts to obtain, or cause to be obtained, all Authorizations necessary or advisable to consummate such transfer, including, if applicable, the receipt of an advanced ruling certificate or no action letter as contemplated in Section 6.3(5), and (iii) use its or his Best Efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for him or it to fulfil his or its obligations under this Agreement.  The Vendors and the Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing, including providing each other with all notices and information supplied or filed with any Governmental Entity (except for notices and information which the Vendors or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive which may be filed on a confidential basis), and all notices and correspondence received from any Governmental Entity.

Section 5.7                                   Notice of Untrue Representation or Warranty.

Each of the Vendors shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Vendors, upon any representation or warranty made by it or him in this Agreement or any Ancillary Agreement becoming untrue or incorrect during the Interim Period and, for the purposes of this Section 5.7, each representation and warranty shall be deemed to be given at and as of all times during the Interim Period.  Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendors or the Purchaser, as the case may be, to rectify that state of affairs.

Section 5.8                                   Competition Status.

If at any time prior to Closing, the Canadian Competition Bureau has made an inquiry or commenced an investigation relating the purchase and sale transaction contemplated herein which in the Purchaser’s view, acting reasonably, might reasonably be expected to lead to a challenge of the transaction by the Canadian Competition Bureau as being anti-competition, then the Purchaser may so notify the Vendors as contemplated by Section 6.3(b).

Section 5.9                                   Exclusive Dealing.

During the Interim Period, none of the Vendors shall, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from, any Person (other than the Purchaser) relating to any transaction involving the sale of any shares of the Corporations or the sale of the Business or any of the Assets (other than as permitted by this Agreement).

Section 5.10                            Removal of Certain Excluded Assets and Related Matters.

The Vendors may cause the Corporations to distribute or transfer the short-term investments shown on the MGA Group Financial Statements to the Vendors, or their nominees, prior to the Closing Date.  The Vendors may cause the  Corporations to pay out the management fees accrued to December 31, 2002 on the MGA Group Financial Statements to management personnel prior to the Closing Date.  The Vendors may cause the Corporations to pay out a reasonable amount of net income (such amount to be agreed to in writing by the Purchaser) by way of management fees to management personnel prior to the Closing Date.  The Vendors shall cause the MGA Construction receivables of $409,102 to be paid to MGA Construction prior to the Closing Date.  The Vendors shall cause the GMSA Developments Inc. mortgage owed to MGA Construction to be paid to MGA Construction before the Closing Date.

ARTICLE 6
CONDITIONS OF CLOSING

Section 6.1                                   Conditions for the Benefit of the Purchaser.

The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, as a whole or in part, by the Purchaser in its sole discretion:

(a)                                  Truth of Representations and Warranties.  The representations and warranties of the Vendors in this Agreement or in any Ancillary Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and each of the Vendors shall have executed and delivered a certificate to that effect.  The receipt of such certificate and the Closing shall not constitute a waiver by the Purchaser of any of the representations and warranties of the Vendors, this Agreement or in any Ancillary Agreement.

(b)                                 Performance of Covenants. Each of the Vendors shall have fulfilled or complied with all covenants in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by it or him at or prior to the Closing, and the Vendors shall have executed and delivered a certificate to that effect.  The receipt of such certificate and the Closing shall not constitute a waiver by the Purchaser of any of the covenants of the Vendors in this Agreement or any Ancillary Agreement.

(c)                                  Consents.  All Required Consents shall have been obtained on terms acceptable to the Purchaser, acting reasonably.

(d)                                 Due Diligence.  The Purchaser shall have completed its investigation into the Corporations, the Business, the Vendors’ title to the Purchased Shares, the Assets (including the Leased Properties) and all other matters it deems relevant and such investigation shall not have disclosed any matter which the Purchaser, considers to be materially adverse to either of the Corporations, the Business or the Assets, or materially adverse to its decision to acquire the Purchased Shares.

(e)                                  [Intentionally Blank]

(f)                                    Deliveries.  The Vendors shall have delivered or caused to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

(i)                                     share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, together with evidence satisfactory to the Purchaser that the Purchaser or its nominee(s) have been entered upon the books of the Corporations as the holder of the Purchased Shares;

(ii)                                  certified copies of (i) all resolutions of the shareholders or the board of directors of each of MPCo, GSCo and AJCo approving the entering into and completion of the transactions contemplated by this Agreement and Ancillary Agreements to which they are a party, and (ii) a list of each of MPCo’s, GSCo’s and AJCo’s officers and directors authorized to sign agreements, together with their specimen signatures;

(iii)                               a certificate of status, compliance, good standing or like certificate with respect to the each of the corporate Vendors and the Corporations issued by appropriate government officials of their respective jurisdictions of incorporation and of each jurisdiction in which either of the Corporations carries on its business as listed in Schedule K hereto;

(iv)                              the certificates referred to in Section 6.1(a) and Section 6.1(b);

(v)                                 a non-competition agreement duly executed by each of the Vendors, substantially in the form of the agreement in Schedule BB hereto;

(vi)                              a consulting agreement duly executed by each of MPCo, GSCo, AJCo and MWCo, substantially in the form of the agreement in Schedule FF;

(vii)                           evidence that all employment/consulting arrangements in place prior to closing between either of the Corporations and any of the Vendors or their Affiliates have been terminated and replaced with the consulting agreements referred to in Section 6.1(f)(vi);

(viii)                        evidence that the employment agreement with Kelly Graham listed on Schedule U (Part 1) has been terminated and replaced with arrangements reasonably satisfactory to the Purchaser;

(ix)                                Accubrace Inc. has changed its name to a name that does not include “Accubrace” (or a similar designation), and the owners of that Corporation have provided assurances satisfactory to the Purchaser of its status and operations

(x)                                   an opinion of counsel for the Vendors and the Corporations, substantially in the form set forth in Schedule CC (part 1)  hereto;

(xi)                                a lease duly executed by each of the individual Vendors and the Purchaser, substantially in the form of Schedule AA hereto;

(xii)                             evidence that the lease, dated January 1, 2001, among each of the individual Vendors and MGA Construction listed in Schedule B (Part 1) has been terminated and replaced with the lease referred to in Section 6.1(f)(xi);

(xiii)                          a non-disturbance agreement from the mortgagees of the Kingston Road leased premises, substantially in the form of the document in Schedule DD hereto;

(xiv)                         evidence that all necessary steps and proceedings as approved by counsel for the Purchaser to permit all of the Purchased Shares to be transferred to the Purchaser or its nominee(s) have been taken;

(xv)                            an acknowledgement from Shear Force Systems Inc. relating to the prefabrication shearwall designs, in a form reasonably satisfactory to the Purchaser;

(xvi)                         clarification agreements from Alpine Engineered Products, Inc., Alpine Systems Corp. and Abcot Holdings Inc. relating to agreements with MGA Construction, in a form reasonably satisfactory to the Purchaser;

(xvii)                      an update of various Intellectual Property matters as outlined in Schedule F (Part 3) hereto;

(xviii)                   a duly executed resignation, effective as of the Closing, of each director or officer of each of the Corporations, as the Purchaser may specify in writing at least 3 Business Days prior to Closing;

(xix)                           a release in favour of each of the Corporations, substantially in the form of the release in Schedule EE (Part 1) hereto, from each of the Persons listed in Schedule EE (Part 2) hereto; and

(xx)                              a duly executed resignation of the auditors of each of the Corporations effective as of the Closing.

(g)                                 Proceedings.  All proceedings to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement shall be reasonably satisfactory in form and substance to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all instruments and other evidence as it may reasonably request in order to establish, evidence or perfect the consummation of such transactions and the taking of all necessary proceedings in connection therewith;

(h)                                 Change in Law.  Since this date, no Law, proposed Law, any change in any Law, or the interpretation or enforcement of any Law shall have been introduced, enacted or announced (including the introduction, enactment or announcement of any Law respecting taxes or environmental matters), the effect of which will be to prevent or to increase the cost to the Purchaser of the completion of the transaction contemplated in this Agreement, or to prevent or to increase the cost to either of the Corporations of operating the Business after Closing on substantially the same basis as currently operated; and

(i)                                     Board Approval.  The Board of Directors of the Purchaser shall have authorized and approved this Agreement and the transactions contemplated hereby.

Section 6.2                                   Conditions for the Benefit of the Vendors.

The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed prior to the Closing, which conditions are for the exclusive benefit of the Vendors and may be waived, as a whole or in part, by the Vendors in their exclusive discretion:

(a)                                  Truth of Representations and Warranties.  The representations and warranties of the Purchaser in this Agreement and in any Ancillary Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.  The receipt of such certificate and the Closing shall not constitute a waiver of the representations and warranties of the Purchaser in this Agreement or any Ancillary Agreement.

(b)                                 Performance of Covenants.  The Purchaser shall have fulfilled or complied with all covenants in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by it at or prior to the Closing and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.  The receipt of such certificate and the Closing shall not constitute a waiver by the Vendors of the covenants of the Purchaser in this Agreement or any Ancillary Agreement.

(c)                                  Consulting Arrangements.  The Purchaser shall have irrevocably agreed to cause one of the Corporations, forthwith after Closing, to engage MPCo, GSCo, AJCo and MWCo as consultants, on the terms and conditions set forth in Schedule FF hereto.

(d)                                 Deliveries.  The Purchaser shall have delivered or caused to be delivered to the Vendors the following in form and substance satisfactory to the Vendors acting reasonably:

(i)                                     certified copies of (i) all resolutions of the shareholders or the board of directors of the Purchaser approving the entering into and completion of the transactions contemplated by this

Agreement and the Ancillary Agreements, to which it is a party, and (ii) a list of its officers and directors authorized to sign agreements, together with their specimen signatures;

(ii)                                  a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government official of the jurisdiction of its incorporation;

(iii)                               the certificates referred to in Section 6.2(a) and Section 6.2(b); and

(iv)                              an opinion of counsel for the Purchaser, substantially in the form set forth in Schedule CC (Part 2) hereto.

(e)                                  Proceedings.  All corporate proceedings to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement shall be reasonably satisfactory in form and substance to the Vendors, acting reasonably, and the Vendors shall have received copies of all the instruments and other evidence as they may reasonably request in order to establish, evidence or perfect the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

Section 6.3                                   Conditions Precedent.

The purchase and sale of the Purchased Shares is subject to the following conditions precedent to be fulfilled prior to the Closing:

(a)                                  No Legal Action.  No action or proceeding shall be pending or threatened by any Person (other than any of the Vendors, the Purchaser or either of the Corporations) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of either of the Corporations to conduct the Business after Closing on substantially the same basis as heretofore operated.

(b)                                 Competition Act.  Provided the Purchaser has given notice to the Vendors as contemplated in Section 5.8 (and such notice has not been withdrawn), the Vendors and the Purchaser shall each have filed all information and shall have satisfied any request for additional information so that, under the Competition Act (Canada), the Parties shall have received either (i) an advance ruling certificate pursuant to section 102 of the Competition Act (Canada), or (ii) written confirmation from the Commissioner of Competition (a “no action letter”) that said Commissioner has no intention to file an application under Section 92 of the Competition Act (Canada) in connection with the transaction contemplated by the Agreement.

ARTICLE 7
CLOSING

Section 7.1                                   Date, Time and Place of Closing.

The completion of the transaction of purchase and sale contemplated by this Agreement shall take place at the offices of Stikeman Elliott LLP, Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, at 10:00 a.m. (Vancouver time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between the Vendors and the Purchaser.

Section 7.2                                   Closing Procedures.

Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing, the Vendors shall deliver actual possession of the Purchased Shares to the Purchaser and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 2.3.

Section 7.3                                   Risk of Loss.

If, prior to the Closing, all or any material part of the Assets are destroyed or damaged by fire or any other casualty or is appropriated, expropriated or seized by any Governmental Entity, the Purchaser shall have the option, exercisable in the Purchaser’s absolute discretion by notice in writing given within 4 Business Days of the Purchaser receiving notice in writing from the Vendors of such destruction, damage, expropriation or seizure:

(a)                                  to complete the transaction contemplated in this Agreement without reduction of the Purchase Price, in which event all proceeds of any insurance or compensation for expropriation or seizure shall be retained by the Corporations; or

(b)                                 terminate this Agreement and not complete the transaction contemplated in this Agreement, in which case all obligations of the Purchaser and the Vendors (save and except for their respective obligations under Section 5.2(3), Section 12.3, Section 12.4 and Section 12.7 which shall survive) shall terminate immediately upon the Purchaser giving notice as required herein.

ARTICLE 8
TERMINATION

Section 8.1                                   Termination by Purchaser.

If any of the conditions in Section 6.1 is not fulfilled or waived at or prior to Closing or any obligation or covenant of the Vendors to be performed at or prior to Closing is not observed or performed by such time, the Purchaser may terminate this Agreement by notice in writing to the Vendors, and in such event the Purchaser shall be released from all obligations hereunder save and except for its obligations under, Section 5.2(3), Section 12.3, Section 12.4 and Section 12.7, which shall survive. If the Purchaser waives compliance with any of the conditions, obligations or covenants in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant, as a whole or in part.

Section 8.2                                   Termination by Vendors.

If any of the conditions in Section 6.2 is not fulfilled or waived at or prior to Closing or any obligation or covenant of the Purchaser to be performed at or prior to Closing is not observed or performed by such time, the Vendors may terminate this Agreement by notice in writing to the Purchaser, and in such event the Vendors shall be released from all obligations hereunder, save and except for their obligations under Section 5.2(3), Section 12.3, Section 12.4 and Section 12.7, which shall survive.  If the Vendors waive compliance with any of the conditions, obligations or covenants in this Agreement, the waiver will be without prejudice to any of their rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant, as a whole or in part.

Section 8.3                                   Other Termination Rights.

(1)                                  This Agreement may, by notice in writing given prior to or on the Closing Date, be terminated: (a) by mutual consent of the Vendors and the Purchaser; or (b) if any of the conditions precedent in Section 6.3 is not fulfilled or waived at or prior to Closing; and, in such event, each Party shall be released from all obligations under this Agreement, save and except for his or its obligations under Section 5.2(3), Section 12.3, Section 12.4 and Section 12.7, which shall survive.

(2)                                  This Agreement may also be terminated in the circumstances and upon the terms set out in Section 7.3.

ARTICLE 9
INDEMNIFICATION

Section 9.1                                   Indemnification in Favour of the Purchaser.

Subject to Section 9.3, Section 9.5, and Section 9.6, the Vendors, on a joint and several basis, shall indemnify and save harmless each of the Purchaser and the Corporations, and their respective shareholders, directors, officers, employees, agents and representatives, other than the Vendors (collectively, the “Purchaser’s Indemnified Persons”) against and from any loss, liability, claim, damage (including incidental and consequential damage), taxes or expense (whether or not involving a third-party claim), including legal expenses (collectively, “Damages”) suffered by, imposed upon or asserted against any of the Purchaser’s Indemnified Persons as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)                                  any failure of any of the Vendors to perform or fulfil any covenant of the Vendors in this Agreement or any Ancillary Agreement;

(b)                                 any breach or inaccuracy of any representation or warranty by the Vendors in this Agreement or in any Ancillary Agreement;

(c)                                  except as otherwise specifically provided in Sections 9.1(d), 9.1(e), 9.1(f), 9.1(g), 9.1(h) and 9.1(i), any facts, circumstances, events, conditions or occurrences in existence on or prior to the Closing Date, relating directly or indirectly to either of the Corporations, the Business or the Assets, even though such Damages may be suffered after the Closing Date, except to the extent that the liability in respect thereof (i) is reflected on the MGA Group Financial Statements, (ii) has been incurred by the Corporations in the Ordinary Course since December 31, 2002, or (iii) is specifically and expressly disclosed (x) in this Agreement, (y) in any of the Material Contracts, or (z) in any other Contracts which, by the terms of this Agreement, are not required to be disclosed;

(d)                                 any Damages resulting to the Purchaser or either of the Corporations arising in any way (i)  from adding MPCo, GSCo and AJCo as Vendors hereto or the related steps by certain of the individual Vendors to transfer certain of the Purchased Shares owned by them to the corporate Vendors (ii) the steps related to any corporate reorganization of MGA Connectors, or (iii) the steps related to the increase in paid up capital of certain of the Purchased Shares;

(e)                                  any Damages resulting to the Purchaser or either of the Corporations arising in any way from the steps contemplated to be taken pursuant to Section 5.10;

(f)                                    any Damages resulting to the Purchaser or either of the Corporations arising from warranty or similar products liability claims relating to any period up to and including the Closing Date or relating to any product manufactured or sold by either of the Corporations on or prior to the Closing Date;

(g)                                 any Damages resulting to either of the Corporations resulting from the settlement and finalization of the action, suits and proceedings disclosed in Schedule V hereto;

(h)                                 the transportation, removal or disposal by either of the Corporations on or prior to the Closing Date of waste to a location outside Canada; or

(i)                                     any leaching, migration or seepage onto, across or into the property or premises of any other Person at any time of any contaminants that were present on, at or under any of the Indemnification Properties, except where it is shown by the Vendors that such contaminants were not so present on or prior to the Closing Date, or notwithstanding any other provision of this Agreement, including Section 3.2(gg), the presence on or prior to the Closing Date of contaminants on, at or under any of the Indemnification Properties.

Section 9.2                                   Indemnification in Favour of the Vendors.

The Purchaser shall indemnify and save the Vendors harmless against and from any Damages suffered by, imposed upon or asserted against any of the Vendors as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)                                  any failure of the Purchaser to perform or fulfil any covenant of the Purchaser in this Agreement or any Ancillary Agreement; and

(b)                                 any breach or inaccuracy of any representation or warranty by the Purchaser in this Agreement or in any Ancillary Agreement.

Section 9.3                                   Time Limitations.

(1)                                  The representations and warranties of the Vendors in this Agreement and in any Ancillary Agreement shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Purchaser, shall continue for a period of 3 years after the Closing Date and any claim in respect thereof shall be made in writing during such time period, except that:

(a)                                  the representations and warranties in Section 3.2(a), Section 3.2(a-1), Section 3.2(a-2), Section 3.2(a-3), Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f) (and the corresponding representations and warranties set out in the certificate to be delivered pursuant to Section 6.1(a)) shall survive and continue in full force and effect without limitation of time;

(b)                                 the representations and warranties in Section 3.2(mm) (and the corresponding representations and warranties in the Certificate to be delivered pursuant to Section 6.1(a)) shall survive and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation to either of the Corporations, provided neither of the Corporations shall have filed any waiver or other document extending such period; and

(c)                                  a claim for any breach by any of the Vendors of any of the representations and warranties in this Agreement or in any Ancillary Agreement involving fraud or fraudulent misrepresentation may be made at any time subject only to applicable limitation periods imposed by Law.

(2)                                  The representations and warranties of the Purchaser in this Agreement and in any Ancillary Agreement shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Vendors, shall continue for a period of 3 years after the Closing Date, and any claim in respect thereof shall be made in writing during such time period, except that:

(a)                                  the representations and warranties in Section 4.1(a), Section 4.1(b) and Section 4.1(c) (and the corresponding representations and warranties set out in the certificate to be delivered pursuant to Section 6.1(b)) shall survive and continue in full force and effect without limitation of time; and

(b)                                 a claim for any breach by the Purchaser of any of the representations and warranties in this Agreement or in any Ancillary Agreement involving fraud or fraudulent misrepresentation may be made at any time subject only to applicable limitation periods imposed by Law.

Section 9.4                                   Limitations on Amounts.

(1)                                  The Vendors will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.1(a), Section 9.1(b) or Section 9.1(c) until the total of all Damages with respect to such matters exceeds $40,000, but then for the full amount of such Damages, including such $40,000.  This Section 9.4(1) will not apply, however, to any breach of Section 3.2(mm), and the Vendors will be liable for all Damages with respect to any such breach, without qualification.

(2)                                  The Purchaser will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.2 until the total of all Damages with respect to such matters exceeds $40,000, but then for the full amount of such damages, including such $40,000.

Section 9.5                                   Procedure for Indemnification–Third Party Claims.

(1)                                  Promptly after receipt by an indemnified party (an “Indemnified Party”) under Section 9.1 or Section 9.2 of a notice of the commencement of any proceeding against the Indemnified Party, the Indemnified Party will, if a claim is to be made against an indemnifying party under such Section 9.1 or Section 9.2 (an “Indemnifying Party”), give notice to the Indemnifying Party of the commencement of such claim.  The failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(2)                                  If any proceeding referred to in Section 9.5(1) (a “Proceeding”) is brought against an Indemnified Party and such Indemnified Party gives notice to the Indemnifying Party of the commencement of the Proceeding, the Indemnifying Party will, unless the claim involves taxes, be entitled to participate in the Proceeding.  Subject to the next following sentence, to the extent that the Indemnifying Party wishes to assume the defense of the Proceeding with counsel satisfactory to the Indemnified Party, it may do so provided the Indemnifying Party reimburses the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses arising prior to or in connection with such assumption.  The Indemnifying Party may not assume the defence of the Proceeding if (i) the Indemnifying Party is also a party to the Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the Indemnifying Party’s financial capacity to defend the Proceeding and provide indemnification with respect to the Proceeding.  After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s

election to assume the defense of the Proceeding, the Indemnifying Party will not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this Section 9.5 for any fees of other counsel or any other expenses with respect to the defense of the Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of the Proceeding, other than reasonable costs of investigation.  If the Indemnifying Party assumes the defense of a Proceeding (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of, and subject to, indemnification, (ii) no compromise or settlement of such claims  may be made by the Indemnifying Party without the Indemnified Party’s consent unless (y) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (z) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without the Indemnified Party’s consent.  If notice is given to the Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after receipt of such notice, give notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of the Proceeding, the Indemnifying Party will be bound by any determination made in the Proceeding or any compromise or settlement effected by the Indemnified Party.

(3)                                  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect the Indemnified Party or the Indemnified Party’s Affiliates, other than as a result of monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle the Proceeding.  In such case, the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without the Indemnifying Party’s consent (which may not be unreasonably withheld).

(4)                                  Where the defence of a Proceeding is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use all reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims.  However, the Indemnifying Party shall be responsible for the expense associated with any employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.5(4), which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that the employees are assisting the Indemnifying Party and which expenses shall not exceed the actual cost to the Indemnified Party associated with the employees.

(5)                                  With respect to any Proceeding, the Indemnified Party shall make available to the Indemnifying Party or the Indemnifying Party’s representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for the Indemnifying Party’s use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such claim.

(6)                                  With respect to any re-assessment for income, corporate, sales, excise, or other tax or other liability enforceable by Lien against the property of the Indemnified Party, the Indemnifying Party’s right so to contest shall only apply after payment of the re-assessment or the provision of such security as is necessary to avoid a Lien being placed on the property of the Indemnified Party.

Section 9.6                                   Procedure for Indemnification–Other Claims.

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

Section 9.7                                   Exclusion of Other Remedies.

No Party shall have the right to bring any proceeding against any other Party for a breach of any representation, warranty, covenant or agreement in this Agreement, except for a proceeding brought in accordance with this Article 9.  This provision is not intended to preclude any proceeding by any Party against any other Party based on fraud or on a cause of action or right, including any statutory right, other than a cause of action in contract for breach of a representation, warranty, covenant or agreement in this Agreement.

ARTICLE 10
POST-CLOSING COVENANTS

Section 10.1                            Confidentiality.

After the Closing, each of the Vendors will keep confidential all information in his possession or under his control relating to either of the Corporations and the Business, unless such information is or becomes generally available to the public other than as a result of a disclosure by any of the Vendors in violation of this Agreement.

Section 10.2                            Further Assurances.

From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required effectively to transfer the Purchased Shares to the Purchaser and carry out the intent of this Agreement and any Ancillary Agreement.

Section 10.3                            Guarantees to Suppliers.

The Vendors represent and warrant that, in the Ordinary Course of Business of the Corporation, they have guaranteed the obligations of the Corporations to certain suppliers by written personal guarantees relating to the supply of goods of the Corporations.  The Purchaser will use reasonable efforts to cause the Corporations to remove any such personal guarantees given by any of the Vendors in the Ordinary Course to suppliers of the Corporations (it being understood that, in the aggregate, such personal guarantees do not exceed Cdn$500,000, and such removal will only be possible once the Vendors have identified the specific personal guarantees involved).

Section 10.4                            Certain Litigation

With full consultation with the Purchaser and the Corporations, and acting reasonably, the Vendors will have the right to finalize and settle the actions, suits and proceedings set forth in Schedule V hereto.  In finalizing and settling any such action, suit or proceedings, the terms and conditions set forth in Section 9.5(2) which, in that Section, apply to an Indemnifying Party in a Proceeding shall apply to the Vendors, mutatis mutandis in finalizing such action, suit or proceeding.

ARTICLE 11
ARBITRATION

Section 11.1                            Best Efforts to Settle Disputes.

If any controversy, dispute, claim, question or difference (a “Dispute”) arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the Parties shall use all reasonable efforts to settle the Dispute.  To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties.

Section 11.2                            Arbitration.

Except as is expressly provided in this Agreement, if the Parties do not reach a solution pursuant to Section 11.1 within a period of 15 Business Days following the first notice of the Dispute by one Party to the other, then upon written notice by any

Party to the other, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act, 1991 (Ontario), based upon the following:

(a)                                  The arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the Parties, or in the event of failure to agree within 10 Business Days following delivery of the written notice to arbitrate, any Party may apply to a judge of the Ontario Superior Court of Justice to appoint an arbitrator.  The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

(b)                                 The arbitrator shall be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within 45 days of the submission of the Dispute to arbitration;

(c)                                  After written notice is given to refer any Dispute to arbitration, the Parties will meet within 10 Business Days of delivery of the notice and will negotiate in good faith any changes in these arbitration provisions or the rules of arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk;

(d)                                 The arbitration shall take place in Toronto, Ontario;

(e)                                  The arbitration award shall be given in writing and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters;

(f)                                    Judgment upon any award may be entered in any Court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be;

(g)                                 All Disputes referred to arbitration (including the scope of the agreement to arbitrate, any statute of limitations, set-off claims, conflict of laws rules, tort claims and interest claims) shall be governed by the substantive law of the Province of Ontario; and

(h)                                 The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any Person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise required by Law.

ARTICLE 12
MISCELLANEOUS

Section 12.1                            Notices.

Any notice, direction or other communication given under this Agreement or any Ancillary Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

(a)

to the Purchaser at:

5 Kenview Boulevard Brampton, ON L6T 5G5

Attention:	General Manager

Facsimile:

(905) 458-7274

with a copy to:

Simpson Strong-Tie Company Inc. 4120 Dublin Boulevard Suite 400 Dublin, CA 94568 USA

Attention:	Chief Financial Officer
Facsimile:	(952) 833-1496

Purchaser’s Solicitors:

Stikeman Elliott LLP 5300 Commerce Court West Toronto, ON M5L 1B9

Attention:	Wayne E. Shaw
Facsimile:	(416) 947-0866

(b)

to each of the Vendors at:

4110 Yonge Street, Suite 510 Toronto, ON M2P 2P7

Attention:	Howard G. Cooper

Facsimile:

(416) 512-9501

with a copy to:

Vendor’s solicitors

Cummings, Cooper, Schusheim & Berliner LLP 4110 Yonge Street, Suite 510 Toronto, ON M2P 2P7

Attention:	Howard G. Cooper
Facsimile:	(416) 512-9501

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered or transmitted by facsimile, on the date of such delivery or transmission if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time), and otherwise on the next Business Day, or (ii) if sent for next-day delivery through an internationally recognized overnight delivery service, on the Business Day following the date sent.  Any Party may change his or its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at his or its changed address.

Section 12.2                            Time of the Essence.

Time shall be of the essence of this Agreement.

Section 12.3                            Brokers.

The Vendors, on a joint and several basis, shall indemnify and save harmless the Purchaser and each of the Corporations from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for any of the Vendors or either of the Corporations, including Klein Valuation Services Inc.  The Purchaser shall indemnify and save harmless the Vendors from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Purchaser.

Section 12.4                            Announcements.

At all times prior to Closing, any press release or public statement or announcement (a “Public Statement”) with respect to the transaction contemplated in this Agreement shall be made only with the prior written consent and joint approval of the Vendors and the Purchaser, unless such Public Statement is required by Law or by any stock exchange, in which case the Party required to make the Public Statement shall use his or its best efforts to obtain the approval of the other Parties as to the form, nature and extent of the disclosure.  The Parties acknowledge and confirm a press release relating to the proposed transaction was issued at the time of the Letter of Intent.  After the Closing, any Public Statement by the Vendors shall be made only with the prior written consent and approval of the Purchaser.

Section 12.5                            Third Party Beneficiaries.

Except as otherwise provided in Section 9.1, the Vendors and the Purchaser intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties and the Indemnified Parties, shall be entitled to rely on any of the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 12.6                            Joint and Several Liability

If the Closing does not occur for any reason whatsoever, and notwithstanding any other provision of this Agreement, the Vendors agree that each of the Corporations shall be jointly and severally liable with the Vendors, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of the Vendors.

Section 12.7                            Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and accountants) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein shall be paid by the Party incurring such expenses.  No such costs and expenses of the Vendors shall be paid by either of the Corporations, including any costs related to the transfer of certain of the Purchased Shares from the individual Vendors to the corporate Vendors, any steps related to any corporate reorganization of MGA Connectors and any steps related to increasing the paid up capital of certain of the Purchased Shares.

Section 12.8                            Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by each of the Vendors and the Purchaser.

Section 12.9                            Waiver.

No waiver of any of the provisions of this Agreement or any Ancillary Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall such waiver be binding unless executed in writing by the

Party to be bound by the waiver.  No failure on the part of the Vendors or the Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Section 12.10                     Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of any Party, shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 12.11                     Entire Agreement.

This Agreement together with the Ancillary Agreements constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Letter of Intent, save and except the Confidentiality Agreement.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein or in the Confidentiality Agreement and neither the Purchaser nor any of the Vendors has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.  If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

Section 12.12                     Successors and Assigns.

(1)                                  This Agreement shall become effective when executed by each of the Vendors and the Purchaser, and after that time shall be binding upon and enure to the benefit of the Vendors, the Purchaser and their respective heirs, executors, administrators, successors and permitted assigns.

(2)                                  Except as provided in this Section 12.12, neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party without the prior written consent of the other Party.  The Purchaser shall be entitled, upon giving notice to the Vendors at any time on or prior to the Closing Date, to assign this Agreement or any of the Purchaser’s rights and obligations under this Agreement to any Affiliate of the Purchaser, subject to the following conditions:  (i) the assignee shall become jointly and severally liable with the Purchaser, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of the Purchaser; and (ii) the assignee shall execute an agreement confirming the assignment and the assumption by the assignee of all obligations of the Purchaser under this Agreement.  Any attempted or purported assignment that does not comply with this Section 12.12(2) shall be void and of no effect whatsoever.

Section 12.13                     Severability.

If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

Section 12.14                     Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Each of the Parties irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario Superior Court of Justice.  Each of the Vendors appoints Howard G. Cooper, their solicitor, as agent for the service of any process with respect to any matter arising under or related to the Agreement or any Ancillary Agreement.

Section 12.15                     Counterparts.

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement as of the date first above written.

SIGNED, SEALED & DELIVERED	)
in the presence of	)
	)	/s/ Michael Petrovic
	)	Michael Petrovic
)
	)	/s/ George Shahnazarian
	)	George Shahnazarian
)
	)	/s/ Armen Jeknavorian
	)	Armen Jeknavorian
)
/s/ Marvin Wight
Marvin Wight

MPCO HOLDINGS INC.

		Per:	/s/ Michael Petrovic
Michael Petrovic, President

GSHAH INC.

		Per:	/s/ George Shahnazarian
George Shahnazarian, President

JORJEK HOLDINGS INC.

		Per:	/s/ Armen Jeknavorian
Armen Jeknavorian, President

SIMPSON STRONG-TIE CANADA, LIMITED

		Per:	/s/ Michael J. Herbert
Michael J. Herbert, C.F.O.